Exhibit 10.1

FIRST AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) is entered into as of December 13, 2019, between CytRx Corporation, a Delaware corporation (“Employer”), and Steven A. Kriegsman (“Employee”) in order to amend as follows that certain Amended and Restated Employment Agreement, effective as of March 26, 2019 (the “Employment Agreement”), between Employer and Employee.

1. Term. The first sentence of Section 4 of the Employment Agreement is hereby amended by substituting the date “December 31, 2024” for the date “December 31, 2021” where such latter date appears therein.

2. Stock Options. The following new Section 5.3.2 shall be added immediately after Section 6.3.1 (which shall be renumbered as Section 5.3.1) of the Employment Agreement:

“5.3.2 2019 Stock Option Grant. On December 13, 2019 and subject to approval of Employer’s Board of Directors or the Compensation Committee of the Board, Employer shall grant Employee a stock option to purchase 3,000,000 shares of common stock of Employer (the “Option”) under Employer’s 2019 Stock Incentive Plan, as may be amended from time to time (the “Plan”), provided, that Employee is employed by Employer on the date of grant, which Option shall be fully vested and immediately exercisable as of December 13, 2019. The Option shall have an exercise price per share equal to the Fair Market Value (as defined in the Plan) per share of Employer’s common stock on the date of grant. Consistent with the foregoing, the Option shall be subject to the terms and conditions of the Plan and an award agreement to be entered into by Employer and Employee which shall evidence the grant of the Option.”

3. Milestone and Royalty Payments. The following new Section 5.8 shall be added immediately after Section 5.7 of the Employment Agreement:

“5.8 Milestone and Royalty Payments. Employer will pay to Employee during the lifetime of Employee and thereafter to Employee’s heirs or legatees, as applicable, an amount equal to ten percent (10%) of the sum of the gross milestone payments and gross royalty payments received by Employer (or its successor or assigns) from Orphazyme A/S (or its successor or assigns) in respect of Arimoclomol and the covered diseases of (i) Niemann-Pick disease Type C (NPC), (ii) Amyotrophic Lateral Sclerosis (ALS), (iii) Gaucher disease, (iv) Sporadic Inclusion Body Myositis (sIBM), and (v) any other diseases where Arimoclomol is used, including in combination with another molecular entity, in each case, following the sale of certain assets relating to Employer’s molecular chaperone regulation technology to Orphazyme A/S (f/k/a Orphazyme ApS), as determined pursuant to the terms of that certain Asset Purchase Agreement by and between Employer and Orphazyme ApS, dated May 13, 2011, less applicable tax withholdings; provided, that each such payment shall be made during, but no later than the 15th day of, the calendar month immediately following the calendar month during which such milestone payments and royalty payments are received by Employer (or its successor or assigns) (with the first such payment that is due no later than December 15, 2019 to consist of the cumulative amount that would have otherwise been payable to Employee hereunder during the period commencing on the closing date of the transactions contemplated by such Asset Purchase Agreement and ending on November 30, 2019). The payments under this Section 5.8 are intended to comply with Treas. Reg. Section 1.409A-3(i)(1)(iii) and the provisions hereof shall be interpreted and construed consistently with such intent.”

4. Survival. The first sentence of Section 19 of the Employment Agreement is hereby amended by adding the number “5.8” immediately before the number “6” (which numbers correspond to those Sections of the Employment Agreement that survive the expiration or termination thereof).

5. No Other Changes to the Employment Agreement. Except as expressly amended by this Amendment, all of the terms of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first set forth above.

EMPLOYER:		EMPLOYEE:
CytRx Corporation

By:	/s/ Dr. Louis Ignarro	By:	/s/ Steven A. Kriegsman
	Dr. Louis Ignarro		Steven A. Kriegsman

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